As filed with the Securities and Exchange Commission on December 18, 2023
Registration No. 333-122934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 to FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WEX Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-0526993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Hancock Street, Portland, Maine	04101
(Address of Principal Executive Offices)	(Zip Code)

WEX Inc. Employee Savings Plan
(Full title of the plan)

Hilary A. Rapkin, Esq.
Chief Legal Officer and Corporate Secretary
WEX Inc.
1 Hancock Street
Portland, Maine 04101
(Name and address of agent for service)

(207) 773-8171
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

On February 22, 2005, WEX Inc. (formerly known as Wright Express Corporation, the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-122934) with the Securities and Exchange Commission to register shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and an indeterminate amount of interests to be offered pursuant to the WEX Inc. Employee Savings Plan (formerly known as the Wright Express Corporation Employee Savings Plan) (the “Plan”).

As of December 1, 2023, the Plan no longer offers Common Stock as an investment option. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment is being filed to deregister and remove any and all securities previously registered under the Registration Statement, including all plan interests, that remain unsold under the Plan as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on the 18th day of December, 2023.

WEX Inc.

By: /s/ Jagtar Narula
Name: Jagtar Narula
Title: Chief Financial Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the Plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on the 18th day of December, 2023.

WEX Inc. Employee Savings Plan

WEX Inc. 401(k) Committee, as administrator of WEX Inc. Employee Savings Plan

By: /s/ Steven A. Elder
Name: Steven A. Elder
Title: Member of WEX Inc. 401(k) Committee, administrator of WEX Inc. Employee Savings Plan

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.